Filed Pursuant to
Rule 424(b)(3)
Registration No. 333-239000

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated October 6, 2020)

HEALTHCARE BUSINESS RESOURCES INC.

Up to 672,000 shares of common stock

This prospectus supplement no. 1 supplements the prospectus dated October 6, 2020, relating to the resale or other disposition from time to time of up to 672,000 shares of common stock by the Selling Stockholders named in the prospectus. You should read this prospectus supplement in conjunction with the prospectus.

The purpose of this supplement is to replace in its entirety the Section titled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE” on page 38 of the prospectus with the following:

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Policies and Procedures for Related-Party Transactions

Our Company does not have any formal written policies or procedures for related party transactions, however in practice, our board of directors reviews and approves all related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest and adherence to standards of business conduct. We have no independent directors on our board of directors.

Promoters and control persons

Stephen Epstein, Kenneth Hawkins and Joel Arberman served as our Company’s promoters. No other person has served as a promoter or control person for our Company. In exchange for services rendered, for the value as set forth below (as determined by our Company’s promoters), at the time of our initial organization, our Company granted the number of shares of our common stock to our Company’s promoters set below in the amounts and for the consideration set forth next to their names. In addition, on August 8, 2020, we granted Joel Arberman, managing member of Meraki Partners, LLC, non-qualified stock options to purchase up to 750,000 shares of our common stock at the exercise price of $.50 per share for performing additional unanticipated work involved with executing the Company’s business plan:

Name	Date	No. Shares Issued(1)	Value($)

Stephen Epstein	September 22, 2019	11,000,000	$550
Kenneth Hawkins	September 22, 2019	3,000,000	$150
Howard T. Wall, III	September 22, 2019	500,000	$25
Joel Arberman (2)	September 22, 2019	4,250,000	$354,585
———————
(1)
Giving effect to the Stock Split
(2)
Includes 3,500,000 shares issued in the name of Meraki Partners, LLC valued at $175 and a non-qualified stock option to purchase up to 750,000 shares of our common stock at the exercise price of $.50 per share granted to Joel Arberman valued at $354,410.

Family Relationships

There are no family relationships between any of our directors, executive officers or directors.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 6, 2020.